Exhibit 10.3

1015 Penn Avenue, Suite 103
Wyomissing, PA  19610

December 30, 2016

Mr. Jay Sidhu
511 Granada Drive
Palm Coast, Fl 32137

Dear Jay:

As you know, Customers Bancorp, Inc. ("Customers") has announced that we intend to sell or otherwise dispose of our BankMobile division ("BankMobile").  In recognition of and to reinforce and encourage your continued attention and dedication to your duties to Customers and BankMobile, and to encourage your continued efforts towards the completion of a possible sale transaction, Customers agrees to provide you the transaction completion payment described below, subject to the terms and conditions set forth in this letter agreement.

You should note that completing any sale of BankMobile will depend a variety of factors, including market conditions, the terms of any proposals Customers receives, the requirements and conditions to be met or fulfilled in connection with any transaction (including regulatory approvals, potential shareholder approvals, and customary conditions included in any definitive purchase and sale agreement) and other factors that could change our current plan or cause us to consider other alternatives.  Many of these factors will not be within Customers' control.  Accordingly, there is no guaranty that BankMobile will be sold, and Customers' is not obligated, as a result of this letter agreement or otherwise, to continue to consider, pursue or complete a sale of BankMobile.

1. Transaction Bonus. Within five days following the completion of a qualifying transaction (a "Transaction," as defined below), Customers will pay you a one-time bonus (the "Transaction Bonus"), in cash, in an amount equal to 10% of the aggregate cash consideration received by Customers in the Transaction. In the event that Customers receives any securities of the acquiring company (or parent or subsidiary thereof) as partial consideration for the sale of BankMobile, Customers will pay you a one-time bonus (the "Transaction Bonus"), in cash, in an amount equal to 10% of the aggregate cash and securities consideration received by Customers in the Transaction where the value of such securities, for purposes of calculating the amount of the Transaction Bonus, shall be the fair market value of the securities at the time the Transaction is completed, as determined by Customers' Board of Directors.

Mr. Jay Sidhu
December 30, 2016	Page 2

For purposes of this letter agreement, "Transaction" will mean the sale of all or substantially all of the assets of BankMobile (including any additional assets of Customers included in such sale) to any third party not controlled by or under the control of Customers or any affiliate of Customers at the time of such sale.

2. Conditions to Payment.  Customers' obligation to pay the Transaction Bonus is subject to all of the following conditions being met:

(a) The aggregate consideration received by Customers in the Transaction (without taking into account the amount payable to you under this letter agreement or to any other employee of Customers or BankMobile under a similar agreement providing for the payment of a bonus in connection with a Transaction) exceeds $100,000,000.

(b) You have been employed by Customers and/or BankMobile on a continuous basis from the date of this letter agreement until the completion of the Transaction. Notwithstanding the foregoing, if your employment with Customers and/or BankMobile is terminated by Customers and/or BankMobile without Cause (as defined below) on or after the execution of a definitive agreement for a Transaction, you shall be eligible to receive the Transaction Bonus upon the completion of the Transaction.

For purposes of this letter agreement, "Cause" means a determination by Customers' Board of Directors that (i) you have committed a felony offense or have entered a plea of "guilty" or "no contest" to a felony offense or commission of any unlawful act which would be detrimental to the reputation, character or standing of Customers or its subsidiaries or affiliates, or a material act of dishonesty, fraud, embezzlement, misappropriation or financial dishonesty against the Company or its affiliates; or (ii) you have committed a material breach of this or any other written agreement between you and Customers or its subsidiaries or affiliates; or (iii) you have committed a material breach or violation of any lawful employment or similar policy of Customers or its subsidiaries or affiliates.

(c) The Transaction has been completed on or prior to the third anniversary of this letter agreement.

3. Employment.  This letter agreement is not an employment contract, will not be construed as providing you any continued right of employment with Customers, BankMobile or any subsidiary or affiliate of Customers or BankMobile.  This letter agreement does not impose any obligation on you to continue your employment with Customers or BankMobile. If your employment is currently covered by an existing employment agreement, the terms of such employment agreement will continue in full force and effect. If your existing employment agreement includes a change-in-control or similar provisions, you acknowledge that any Transaction will not constitute a change-in-control for purposes of such existing agreement and the benefits under such agreement relating to a change-in-control will not be triggered or affected by any Transaction.

Mr. Jay Sidhu
December 30, 2016	Page 3

4. Miscellaneous.

(a) This letter agreement constitutes the entire agreement between Customers and you and it is the complete, final, and exclusive embodiment of our agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein. Notwithstanding the foregoing, this letter agreement shall not supersede or affect any other agreements relating to your employment or severance.

(b) This letter agreement terminates upon the termination of your employment for any reason prior to the completion of a Transaction.

(c) If Customers is required by applicable law to withhold any payment to your under this letter agreement, all payments made by Customers under this Agreement will be net of any tax or other amounts required to be so withheld.

(d) If your employment with Customers and/or BankMobile will not continue following the completion of the Transaction, Customers' obligation to pay the Transaction Bonus to you will be subject to your execution and delivery of a release of claims and a non-solicitation and confidentiality agreement in form reasonably acceptable to Customers.

(e) This letter agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of laws of such state.

Customers urges you to consult with your own legal and tax advisors before entering into this letter agreement regarding your rights and obligations under this letter agreement and the potential tax consequences to you of receiving a Transaction Bonus.  Customers makes no representation as to the potential tax consequences to you of entering into this letter agreement or receiving a Transaction Bonus.

Mr. Jay Sidhu
December 30, 2016	Page 4

Please acknowledge your agreement with the terms and conditions described above by signing below and returning the signed copy to Richard A. Ehst, President of Customers at your earliest convenience.

Sincerely,
/s/ Steven Zuckerman
Steven Zuckerman
Chairman, Customers Bancorp, Inc.
Compensation Committee

Acknowledged and Agreed:

/s/ Jay Sidhu	12/30/2016
Signature	Date
Jay Sidhu
Print Name

cc: Robert E. Wahlman